Exhibit 5.2

Number: 607515

PLC - Public Limited Company

I hereby certify that

SMURFIT WESTROCK PUBLIC LIMITED COMPANY

formerly registered as LTD - Private Company Limited by Shares has this day been re-registered under the Companies Act 2014 as PLC - Public Limited Company

Given under my hand at Dublin, this

Tuesday, the 18th day of June, 2024

For Registrar of Companies